UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                                    ---------


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Prime Resource, Inc.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)
                        (Previously Prime Resource, LLC)

          Utah                          6411                     04-3648721
-----------------------------  ---------------------------    ----------------
(State of jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

  22 East First South, Fourth Floor, Salt Lake City, Utah 84111 (801) 521-8636
  ----------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)



  22 East First South, Fourth Floor, Salt Lake City, Utah 84111 (801) 521-8636
  ----------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)



              Mr. Julian D. Jensen, Attorney at Law, 311 S. State
                      Suite 380,Salt Lake City, Utah 84111
                                 (801) 531-6600
            (Name, address and telephone number of agent for service)


Approximate date of proposed sale to the public: As soon as possible after the effective date of this Registration.

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] Not currently applicable.
                                                 -------------------------

If this Form is a post-effective amendment filed pursuant to Rule 4629(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] Not currently applicable.
                           -------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] Not currently applicable.
                           -------------------------
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [ ] Not currently applicable.
                      -------------------------


=================================================================================================================================
Title  of each  class of         Dollar   amount to  be     Proposed maximum       Proposed maximum                  Amount of
securities to be                  registered                offering price per     aggregate offering. (1)     registration   fee
registered                        to  maximum                 share                                                 (Rounded)
---------------------------------------------------------------------------------------------------------------------------------
Common   voting stock,           Max: $750,000                $5.00/share             $750,000                     $198.00
150,000 (1) to be
registered, no par
================================================================================================================================


       (1) Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of no market price, but upon the basis of the current Offering price ($5.00/share), for the maximum number of shares to be sold for cash.

SUBJECT TO COMPLETION. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS

                              PRIME RESOURCE, INC.
                               A UTAH CORPORATION
                        22 EAST FIRST SOUTH, FOURTH FLOOR
                           SALT LAKE CITY, UTAH 84111
                                 (801) 521-8636

                     150,000 SHARES OF COMMON STOCK OFFERED

                              50,000,000 AUTHORIZED
                           2,800,000 CURRENTLY ISSUED

Prime is registering for public sale a maximum of 150,000 common shares at $5.00/share ($750,000) or a minimum of 100,000 shares ($500,000), fifty million shares authorized, no par. No shares of the existing shareholders (2,800,000 shares) are being registered. The offering will remain open for up to six months from the effective date of the prospectus, being the date appearing below. Proceeds will be placed in a segregated offering account until the minimum offering is sold or the offering is terminated. See Terms of Offering.

Our common stock is not currently listed on any national securities exchange or by the NASDAQ over-the-counter stock market.

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS. SEE "RISK FACTORS," Page 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Date of this Prospectus:   May ___, 2002


                                TABLE OF CONTENTS

ITEM                                                                                                       PAGE
----                                                                                                       ----
                  Part  I  -  Prospectus  Information
 1.    Front Cover Page of Prospectus........................................................................3
 2.    Inside Front and Outside Back Cover Pages of Prospectus...............................................2
 3.    Summary Information and Risk Factors..................................................................5
 4.    Use of Proceeds......................................................................................12
 5.    Determination of Offering Price......................................................................15
 6.    Dilution.............................................................................................15
 7.    Selling Security Holders.............................................................................16
 8.    Plan of Distribution.................................................................................16
 9.    Legal Proceedings....................................................................................18
10.    Directors, Executive Officers, Promoters, and Control Persons........................................19
11.    Security Ownership of Certain Beneficial Owners and Management.......................................22
12.    Description of Securities............................................................................23
13.    Interest of Experts and Counsel......................................................................24
14.    Disclosure of Commission Position on Indemnification
         for Securities Act Liabilities.....................................................................24
15.    Organization Within Last Five Years..................................................................25
16.    Description of Business..............................................................................25
17.    Management's Discussion and Analysis.................................................................30
18.    Description of Property..............................................................................35
19.    Certain Relationships and Related Transactions.......................................................35
20.    Market for Common Equity and Related Stockholder Matters.............................................36
21.    Executive Compensation...............................................................................37
22.    Financial Statements.................................................................................37
23.    Changes In and Disagreement With Accountants.........................................................38

                    Part II - Information Not Required in Prospectus

24.    Indemnification of Directors and Officers............................................................38
25.    Other Expenses of Issuance and Distribution..........................................................38
26.    Recent Sales of Unregistered Securities..............................................................38
27.    Exhibit List.........................................................................................39
28.    Undertakings.........................................................................................39
29.    Signatures...........................................................................................41

       (Part II Table will not appear in Prospectus only copy; and page numbering will be modified)

                             SUMMARY OF THE OFFERING
                             -----------------------

The Company:             Prime Resource,  Inc. was incorporated in Utah on March
                         29, 2002. Prime Resource, Inc. is a successor entity to
                         a Utah limited liability known as Prime Resource,  LLC,
                         ("Prime   LLC").   The   principals   of  Prime  remain
                         essentially  the same as those in Prime LLC.  Prime LLC
                         was  organized  in  October,  1998 and has acted  since
                         inception  as a parent  company  for its two  operating
                         subsidiaries,  Belsen  Getty,  LLC and Fringe  Benefits
                         Analysts,  LLC. These  subsidiaries,  in turn, are both
                         Utah limited  liability  companies.  Belsen Getty since
                         1985  has  been  engaged  in  corporate   and  personal
                         financial  consulting,  business  planning  and related
                         business  and  investment  advisory  services.   Fringe
                         Benefits  Analysts  since  1985  has been  primarily  a
                         benefits  consultant  and a broker  of group  insurance
                         products.  The nature of these types of businesses  and
                         entities  are  further   explained  in  the   following
                         paragraph.  Prime,  at the conclusion of this offering,
                         would  intend to operate  the same type of  business as
                         presently  engaged in through  Belsen  Getty and Fringe
                         Benefits  Analysts as a public entity.  The purposes of
                         this  offering  will be to sell  up to  150,000  common
                         shares  to raise  additional  capital  to  expand  and,
                         hopefully,  increase the revenues and  profitability of
                         the existing  business  operations as more particularly
                         described in this offering. In the event of the maximum
                         offering,  the public  shareholders  purchasing in this
                         offering  would acquire  approximately  5% of the to be
                         issued and outstanding shares, or approximately 3.5% in
                         the event of the minimum offering. In either event, the
                         public  shareholders  acquiring  through this  offering
                         will be substantial minority shareholders and will most
                         likely  never be in a position  to exert any  influence
                         over  the  direction  or  control  of  Prime.  Prime is
                         presently  a small  operating  company  through its two
                         subsidiaries,   whose   business  and   functions   are
                         described in more detail below and under the  "Business
                         Section" of this  offering.  We anticipate  maintaining
                         our principal  operations  in Salt Lake City,  Utah and
                         will   primarily    provide   our   services   in   the
                         Intermountain area of the United States.

Nature and               As briefly noted above, Prime Resource,  Inc., which is
Operation of             the successor to Prime Resource, LLC, will not directly
Subsidiaries:            engage in any  business  activities,  but will act as a
                         parent  corporation to its two operating  subsidiaries,
                         Belsen Getty,  LLC and Fringe Benefits  Analysts,  LLC.
                         The "LLC"  designation  stands  for  Limited  Liability
                         Company.  You  should  understand,   as  a  prospective
                         investor in this offering,  that an LLC is a relatively
                         new form of business  entity created by statute in Utah
                         and other  jurisdictions  whereby the company  operates
                         very much in the nature of a partnership with decisions
                         being  collectively  made by its members  (owners)  and
                         with  day-to-day   operations   usually  handled  by  a
                         manager.  There is limited liability to the members and
                         the  manager   arising  out  of   legitimate   business
                         activities.  The  earnings,  if any,  for this  type of
                         entity are not  charged or taxed at the LLC level,  but
                         pass  through to the owners  known as members.  In this
                         case,  the only owner is Prime,  which will receive all
                         net  profits,  if any,  generated  by Belsen  Getty and
                         Fringe Benefits Analysts.  It should also be noted that
                         limited   liability   companies,   unlike   the  parent
                         corporation,  are not  perpetual  entities  but  have a
                         fixed  term.  In  this  case,   the  existence  of  the
                         operating  entities,  Belsen Getty and Fringe Benefits,
                         will  terminate  not later than  December 31, 2021.  If
                         Prime is still  successfully  operating  at the time of
                         the  expiration  date of  these  entities,  it would be
                         intended  that  the  assets  and   operations  of  such
                         entities  would be rolled  over into a new LLC or other
                         form of business entity.  This  contingency  should not
                         have a  significant  impact on the economic  welfare of
                         Prime.  You should also understand,  however,  that you
                         are not  acquiring a direct  interest in the  operating
                         subsidiaries but only in the parent company. Prime will
                         direct and control the  ownership  and operation of the
                         subsidiaries  for and on behalf of the  shareholders as
                         the sole  owner.  By way of brief  description,  Belsen
                         Getty is a business consulting and financial management
                         company which provides investment management, financial
                         planning  and  pension  and  retirement   planning  for
                         various  individual  and  business  clients.  In  these
                         capacities, it often provides investment advice. Belsen
                         Getty has been in  operation  since 1985.  Its revenues
                         are  primarily  fee based.  Since 1985 Fringe  Benefits
                         Analysts  has  been  primarily  a  business   insurance
                         provider  of  health,   life,   dental  and  disability
                         insurance  coverages.  Both entities  concentrate their
                         business  activities in the state of Utah,  though they
                         have  various  clients  throughout  the western  United
                         States.  The  managers  for the  entities are Mr. Terry
                         Deru for  Belsen  Getty and Mr.  Scott  Deru for Fringe
                         Benefits.  These entities, their relationship and their
                         management   are  more   fully   described   under  the
                         "Description of Business" section.

The Offering:            Prime is  attempting  to sell a very limited  number of
                         its  shares  to  the  public  as a  self  underwriting,
                         without  commissions.  Up to 5% of the to be issued and
                         outstanding  shares  in the  company  may be sold at an
                         offering  price of  $5.00/share.  The maximum  offering
                         would be $750,000  from the sale of 150,000  shares and
                         the  minimum  offering  would  be the  sale of  100,000
                         shares  at   $5.00/share   for   $500,000.   We,  Prime
                         Management, will place the offering proceeds into a segregated subscription account for a period up to 180 days from the effective date of the offering (the date appearing on the prospectus cover). If the minimum offering is not fully subscribed by the end of that offering period, investors will be returned their subscription without deduction or interest. Prime may elect to close the offering at any time after the minimum is sold within the offering term up to the maximum offering. There is no assurance or warranty that the company will be successful in the sale of its public shares. See "Terms of the Offering".

Trading Market           To date Prime has not obtained any trading symbol,  nor
                         have its shares been Symbol qualified or registered for
                         trading  by  the  National  Association  of  Securities
                         Dealers (NASDAQ) in the over-the-counter markets. It is
                         intended that we,  concurrently with this registration,
                         will apply to one or more  broker/  dealers for listing
                         on the NASDAQ  Electronic  Bulletin Board, but can give
                         no  assurance  or  warranty  that  the  shares  will be
                         qualified for trading on any  over-the-counter  market.
                         In  all  events,   there  may  be  a  very  limited  or
                         non-existent  public trading market for Prime's shares.
                         See "Risk Factors".

    Summary              The following  summary financial data should be read in
Financial Data:          conjunction  with,  and is  subject  to,  the  complete
                         Financial Statements, and notes, included elsewhere in this Prospectus. The operating data and the balance sheet data was derived from Prime's predecessor entity, Prime LLC's Financial Statements, included elsewhere in this Prospectus. These results do not necessarily indicate the results to be expected for any future period.

  CONSOLIDATED BALANCE SHEET
     DATA: (Predecessor  Entity,                                 March 31, 2002
         Prime, LLC.)                   December 31st (Audited)    (Unaudited)
                                        ----------------------   -------------
                                             2001           2000
                                            ---------    ---------    ---------
Assets                                      $ 580,128    $ 660,615    $ 437,628

Liabilities                                 $ 360,805    $ 162,416    $ 245,431

Members' Equity                             $ 220,338    $ 498,199    $ 193,604

Accumulated Other Comprehensive Loss        $  (1,015)        --      $  (1,407)

Total Liabilities,  Members' Equity,
and Accumulated Other Comprehensive Loss    $ 580,128    $ 660,615    $ 437,628


STATEMENT OF CONSOLIDATED OPERATIONS DATA:
(Predecessor Entity--Prime LLC)


                                                                                       Three Months
                                           Years Ended December 31st                  Ended March 31st
                                                   (Audited)                            (Unaudited)
                                           2001                  2000             2002               2001
                                          --------             --------         --------            -------
Revenues:
   Commissions                          $1,557,246           $1,498,016        $ 434,852           $418,578

   Investment Advisory Fees                449,031              707,537           89,988            156,197

   Interest and Dividends                   15,204                7,716            3,278              1,731
                                          --------             --------         --------            -------
                                         2,021,481            2,213,269          528,118            576,506
                                          --------             --------         --------            -------
Expenses:
   Operating                             2,057,452            1,957,107          667,677            496,089

   Interest                                    674                  662              175                169
                                          --------             --------         --------            -------
                                         2,058,126            1,957,769          667,852            496,258
                                          --------             --------         --------            -------
Net Income (loss)                          (36,645)             255,500         (139,734)             80,248
                                          --------             --------         --------            -------
Comprehensive Income
(Loss)                                    ($37,660)            $255,500        $(140,126)            $80,248
                                          --------             --------         --------            -------

                                  RISK FACTORS
                                  ------------

         The following constitutes what we believe to be the most significant risk factors in this offering. No particular significance should be attached to the order in which the risk factors are listed:

         Certain forward-looking statements are based on our current expectations and are susceptible to a number of risks, uncertainties and other factors, and our actual results performance and achievements may different materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the factors discussed in this section entitled "Risk Factors", as well as the following:
development and operating costs, changing trends in customer tastes and demographic patterns, changes in business strategy or development plans, general economic, business and political conditions in the countries and territories in which we may operate, changes in, or failure to comply with, government regulations, including accounting standards, environmental laws and taxation requirements, costs and other effects of legal and administrative proceedings, impact of general economic conditions on consumer spending, and other risks and uncertainties referred to in this prospectus and in our other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

         1.  CONTROL BY EXISTING  SHAREHOLDERS.  There is a  particular  risk of
         -----------------------------------------------------------------------
investment in this offering  because even if the maximum offering is sold to the
--------------------------------------------------------------------------------
public,  the present  shareholders will continue to own approximately 95% of the
--------------------------------------------------------------------------------
shares.  We have  determined that Prime can adequately go forward with expanding
-------
its business by only offering a limited number of securities to the public. The offering range which has been prescribed by management is between 100,000 shares at $5.00/share, for a minimum offering of $500,000 to 150,000 shares for a maximum offering of $750,000. If the company is successful in selling all shares in the maximum offering, the public would only own approximately 5% of the issued and outstanding shares and 3.5% in the event only the minimum offering is sold. As a result, it is not likely that investors in this offering will ever exercise any significant influence or control over the direction or operation of the company as shareholders.

         2. MARKET  IMPACT-MAJORITY  SHARE  TRANSACTIONS.  Because the  existing
         -----------------------------------------------------------------------
shareholders  have and will continue to own the vast majority of the outstanding
--------------------------------------------------------------------------------
shares, any market transaction by them may have a significant  adverse impact on
--------------------------------------------------------------------------------
the market price of your shares.  The majority  shareholders will continue,  for
--------------------------------
the foreseeable future, to own almost all of the issued and outstanding shares, whether or not such shares are currently registered for sale. Each investor in this offering should understand that the majority shareholders, either pursuant to registration or the probable application of an exemption from registration in the future, will eventually be in a position to sell their shares if a public market is developed for the shares. In the event of such public market and subsequent transaction by the majority shareholders, the majority may significantly influence the price of the stock by selling even a small portion of their shares. This ability to affect future stock prices by a small group of initial shareholders creates a significant market risk to anyone investing in this offering.

         3.  LACK OF DIRECT  CONTROL.  There is a  special  risk  factor in this
         -----------------------------------------------------------------------
offering  in that the  business  operations  and  potential  revenue  generating
--------------------------------------------------------------------------------
functions of the company are  accomplished  through  subsidiaries  which are not
--------------------------------------------------------------------------------
directly owned by the investors in this offering.  Each prospective  investor in
-------------------------------------------------
this offering should understand that the operations of Prime are conducted only through the business operations of the two operating subsidiaries for Prime. These subsidiaries are held in turn by the public company, but have separate management structure as explained below in the Business Section. As a result, the investors in this offering will not have any direct influence or control over the operation of the subsidiary entities which are wholly owned by Prime, but which have an independent management structure.

         4.  LIMITED  CAPITAL.  There  remains a question  of  whether  there is
         -----------------------------------------------------------------------
sufficient  capital being raised in this offering to  significantly  finance the
--------------------------------------------------------------------------------
activities  intended by Prime. Prime believes that the limited amount of capital
------------------------------
being raised by this offering, $500,000 to $750,000 in gross proceeds, will help it expand the marketing and implementation of its current business activities through its two subsidiary entities. However, each prospective investor must understand that $500,000 to $750,000 in gross proceeds is a relatively limited amount of capital to make any significant expansion or affect the subsidiaries' activities and the expected or anticipated results by management. This risk factor is more thoroughly discussed under the Use of Proceeds and Business
Sections, but no assurance or warranty can be given that such business objectives can be met.

         5. NO PUBLIC MARKET.  At the present time there is no public market for
         -----------------------------------------------------------------------
our shares and there is no  assurance  that any public  market will be developed
--------------------------------------------------------------------------------
for these shares.  The company does not have any trading  markets for its shares
-----------------
and the mere completion or sale of this Registration Statement will not insure that a public market will or can be developed for the trading of the company's shares. If we are not able to develop obtain an Electronic Bulletin Board Listing and develop resulting public trading market for our shares, there may be limited liquidity of the shares, investors may be forced to hold such shares for an indefinite period of time and rely upon the uncertain prospects of private sales of their securities in order to have some type of exit strategy or liquidity. Even if a public market develops, there is no reasonable projection that can be made at what price the shares may trade.

         6.  DILUTION.  Dilution  is a concept  which  attempts  to measure  the
         -----------------------------------------------------------------------
difference between what a prospective  shareholder will pay for the Prime shares
--------------------------------------------------------------------------------
as  contrasted  to the value of those  shares  measured  by the net worth of the
--------------------------------------------------------------------------------
company  immediately  after the close of the offering.  Substantial  dilution is
------------------------------------------------------
anticipated to purchasers of Prime shares. This probable dilution means that the actual value of your shares, based upon the net worth of the company, will likely be substantially lower than any arbitrary price which you may pay for acquiring these shares at the time of purchase. See Dilution Section.

         7. MANAGEMENT AFFILIATION. There is a substantial risk to Prime and its
         -----------------------------------------------------------------------
shareholders  if present  management  does not continue their  affiliation.  You
---------------------------------------------------------------------------
should understand that because the intended products and services are very unique and keyed to a relatively narrow market group, there are few individuals with interests, contacts or expertise who can take over and operate the present activities of the Prime subsidiaries. Should any member of management decide not to continue his affiliation, Prime and its shareholders may be substantially and immediately adversely affected. Further, there is only a three year employment contract with each member of management.

         8.  POTENTIAL  TO BE DEEMED A PENNY  STOCK.  While not  believed  to be
         -----------------------------------------------------------------------
currently  classified  as a penny  stock,  our  stock,  if a  trading  market is
--------------------------------------------------------------------------------
established,  may trade  below  $5.00/share  and become a penny stock and become
--------------------------------------------------------------------------------
subject to certain additional  regulations in trading.  The stock of Prime if it
------------------------------------------------------
successfully trades should not initially be defined as a "penny stock", but could become such if traded below $5.00/share. As a result, the shares of Prime may be subject to special regulations by the SEC known as "penny stock rules" which require additional screening and limitations on trading by individuals buying or selling certain defined speculative low price shares through a broker/dealer.

         9. LACK OF MANAGEMENT EXPERIENCE. Your management will have very little
         -----------------------------------------------------------------------
experience in the operation of a public company. The current management of Prime
--------------------------------------------------------------------------------
has  limited  experience  in the  management  of a public  company.  You will be
-------------------------------------------------------------------
relying upon us to be able to manage a public company, complete the complex reporting requirements and to learn and discharge other responsibilities incident to the operation of a publicly held reporting company if this Offering is successfully closed. Your management believes that such limited inexperience should be considered as a potential risk factor.

         10.  LIMITED  REVENUE  GROWTH AND NET LOSS.  There is an inherent  risk
         -----------------------------------------------------------------------
factor in this  offering  to the  extent  that  Prime has only had very  limited
--------------------------------------------------------------------------------
revenue growth from the time of its initial  business  conception in 1985 to the
--------------------------------------------------------------------------------
present and  experienced a net loss in 2001. Each  prospective  investor in this
--------------------------------------------
offering should understand that one of the anticipated objectives of participating in a public company is to participate in a company which has significant future potential for revenue growth and resulting net earnings. In this particular offering, the historical record has shown a very modest amount of revenue growth by Prime from its inception and even less significant growth in net profits, with a loss in 2001. There remains a question of whether investment return can be maximized to investors in this offering unless the limited amount of proceeds being raised by this offering significantly contribute to an increase in revenues and net income which assumption must remain an open question until actual revenues are expended and operating results are computed.

         11.  GOVERNMENT  REGULATION AND POLICIES:  There is particular  risk in
         -----------------------------------------------------------------------
this  offering  in that each of the areas of  financial  services in which Prime
--------------------------------------------------------------------------------
participates  is  subject  to  significant  governmental  regulation  and policy
--------------------------------------------------------------------------------
control.  Each  investor  in this  offering  should  be aware  that the areas of
--------
financial and business planning, health and business insurance and other facets of the services in which Prime participates through its two operating subsidiaries are significantly controlled by government regulation and policy. For instance, the sale of insurance is regulated by an insurance commission or other governmental agency on the state level. Additionally, the providing of investment advice and services is regulated on the federal and state level as investment advisory services. The change or modification of government regulation and policy in any of these or other related areas in which the company operates may have a significant adverse impact on its future earnings or earnings potential.

         12. NATURE OF BUSINESS AS POTENTIAL LIMITING FACTOR: There is a special
         -----------------------------------------------------------------------
risk factor in this  offering in that the nature of business  provided by Prime,
--------------------------------------------------------------------------------
through its  operating  subsidiaries,  has  historically  been  associated  with
--------------------------------------------------------------------------------
personal contacts and  relationships  which may limit potential future growth of
--------------------------------------------------------------------------------
the company.  Each investor in this offering should  understand that much of the
------------
limited success of Prime to date revolves around and has arisen out of the personal expertise and contacts of its principal management personnel in meeting with and personally providing the services which the company extends to other business entities and individuals. There is no certainty that even with additional capital raised with this or any funding activities, Prime will be able to create significant growth in this type of industry due to the requirement of the personal nature of such contacts and efforts to increase business activities. This consideration should remain as a significant risk factor to prospective investors.

         13. FUTURE  CAPITAL  NEEDS.  There is a particular  risk factor in this
         -----------------------------------------------------------------------
offering in that Prime may need future capital to maintain or increase  business
--------------------------------------------------------------------------------
activities in the future and no assurance can be given that such future  capital
--------------------------------------------------------------------------------
can be  obtained.
-----------------

You will be subject to a risk in this offering in that the company may, in the future, require substantial additional capital either to maintain its existing operations or to attempt to further grow and expand operations to reach a level of significant profitability. In such event, there is no assurance that Prime will be able to raise significant future capital either through borrowing, private placement sales or a subsequent public offering.

         14. LARGE INSTITUTIONAL COMPETITORS.  There is a particular risk factor
         -----------------------------------------------------------------------
in this offering  that the company may come under price and  marketing  pressure
--------------------------------------------------------------------------------
from large  institutional  service providers  providing  essentially the same or
--------------------------------------------------------------------------------
related types of services or financial products at a lower cost due to economies
--------------------------------------------------------------------------------
of  scale.  There  appears  to be a growing  trend in  financial  and  insurance
----------
services where large institutional companies such as national CPA firms, insurance companies and brokerage firms provide various forms of financial planning and insurance services. There appears to be a significant risk factor in this offering to you that Prime, in the future, may not be able to compete effectively with such large institutional service companies who may provide financial and business planning and other related business planning or insurance on a lower cost basis than the company can afford to provide due to economies of scale and worldwide marketing abilities.

USE OF PROCEEDS
---------------

         In this offering, Prime will receive gross offering proceeds, if the offering is closed, either of $500,000 in the event of the minimum offering, or a maximum of $750,000. The company reserves the right to close the offering during the offering term at any point between the minimum offering and the maximum offering. As a result, the following use of proceeds between the minimum and maximum offering constitute a range as to how proceeds will be used in the assumed event of either the minimum or the maximum with the offering proceeds also being employed at some pro rated amount between the minimum and maximum offerings in the event the offering is closed at more than the minimum but less than the maximum. From the gross proceeds, the company will also deduct the estimated offering cost of approximately $45,000 which are estimated to be allocated between audit and accounting work, legal services and for printing, filing fees & miscellaneous costs of the offering.

         From the anticipated net offering proceeds, Prime would employ the proceeds in three specific applications. First, in the event of the maximum offering, approximately $380,000 would be used by Prime directly for additional management personnel, general administrative costs and working capital and acquisition reserves with the balance of the proceeds being allocated approximately $220,000 to Fringe Benefit Analysts and $115,000 to Belsen Getty to be specifically applied as set-out in the following estimated net proceeds chart.

         EACH PROSPECTIVE INVESTOR SHOULD UNDERSTAND THAT THE FOLLOWING TABLE CONSTITUTES OUR BEST PRESENT ESTIMATE OF THE USE OF PROCEEDS, BUT THAT WE MAY VARY FROM THIS OUTLINE IN BOTH TYPE AND AMOUNT OF EXPENDITURE IN THE EXERCISE OF SOUND BUSINESS JUDGMENT. MOREOVER, FUNDS HELD FOR ACQUISITION MAY BE USED IN DIFFERENT AREAS IF SUITABLE ACQUISITION OPPORTUNITIES ARE NOT FOUND WITHIN A REASONABLE PERIOD OF TIME.

MAXIMUM OFFERING: $750,000

  General Description of Intended Expenditure                    Dollar Amount                    Percentage of
                                                                                                Offering (Rounded)
-----------------------------------------------------------------------------------------------------------------
1.   Estimated offering cost                                       $  45,000                            6%
                                                                   --------

2.   Estimated allocation to Prime Resource                        $ 370,000
                                                                   --------
      a.  Salaries and management fees                             $  50,000                          6.7%
      b.  General and administrative costs                         $  50,000                          6.7%
      c.  Working capital reserves1                                $ 270,000                           36%


3.  Fringe Benefits Analysts                                       $220,000
                                                                   --------
     a.  Advertising                                               $  25,000                          3.3%
     b.  Recruiting new agents                                     $  75,000                         10.0%
     c.  Trade show related expenses                               $  10,000                          1.3%
     d.  Marketing FBA Advantage program(TM)2                      $  50,000                          6.6%
     e.  Additional sales materials                                $  10,000                          1.3%
     f.  New service personnel                                     $  50,000                          6.7%


4.  Belsen Getty                                                   $ 115,000
                                                                   --------
     a.  Marketing budget                                          $  50,000                          6.7%
     b.  Relocation budget                                         $  10,000                          1.3%
     c.  New equipment and software                                $  10,000                          1.3%
     d.  New service personnel                                     $  30,000                          4.0%
     e.  Consulting service personnel (part-time)                  $  15,000                          2.0%


TOTAL                                                              $ 750,000                          100%

    (1) Prime is maintaining a large working/acquisition capital reserve in the maximum offering in anticipation that Fringe Benefits Analysts will request to draw upon this reserve to continue its efforts to acquire other insurance brokerage companies or their book of business.

    (2) The "FBA Advantage program" is generally defined as a unique proprietary fee discount program whereby a Fringe Benefits Analysts client purchases multiple benefit insurance lines such as retirement plans, cafeteria plan programs, cobra coverage and related programs and is able to eliminate all ongoing administrative fees to the client.

MINIUMUM OFFERING:   $500,000

           General Description of Intended Expenditure                    Dollar Amount                Percentage of
                                                                                                         Offering
                                                                                                         (Rounded)
                   1. Estimated offering cost                               $ 45,000                          9%
                                                                            --------
            2. Estimated allocation to Prime Resource                       $120,000
                                                                            --------
                    a. Salaries and management fees                           50,000                         10%
                  b. General and administrative costs                         50,000                         10%
                      c. Working capital reserves                             20,000                          4%

                   3. Fringe Benefits Analysts                              $220,000
                                                                            --------
                           a.. Advertising                                    25,000                          5%
                       b. Recruiting new agents                               75,000                         15%
                    c. Trade show related expenses                            10,000                          2%
                  d. Marketing FBA advantage program                          50,000                         10%
                    e. Additional sales materials                             10,000                          2%
                       f. New service personnel                               50,000                         10%

                         4. Belsen Getty                                    $115,000
                                                                            --------
                         a. Marketing budget                                   50,000                        10%
                       b. Moving office budget                                 10,000                         2%
                    c. New equipment and software                              10,000                         2%
                       d. New service personnel                                30,000                         6%
             e. Consulting service personnel (part-time)                       15,000                         3%

                              TOTAL                                         $ 500,000                       100%

     See also "Plan of Operations" under Description of Business for a more detailed description of intended business activities and expenditures over the next year.

                         DETERMINATION OF OFFERING PRICE
                         -------------------------------

         The price at which the shares are to be sold in this offering have been arbitrarily set by the Board of Directors of Prime and do not attempt to reflect any valuation or evaluation of the company's net worth or future trading price, if any.

                                    DILUTION
                                    --------

         Dilution is a term which normally defines the reduction in value per share which occurs to the investor in certain offerings compared to the purchase price of those shares. By way of specific illustration, an investor in this offering is paying $5.00 per share. It is estimated that the net worth per share after the completion of the maximum offering will only be approximately $0.30 per share. Therefore, each investor in this offering will suffer an immediate estimated dilution to his investment of $ 4.70 per share or 94 % in the maximum offering; and $ 4.78 per share or 96 % in the minimum offering. Dilution would generally be pro rated between the minimum and maximum offering if closed between those extremes. These dilution ranges are illustrated in the following graphical representations:

                               [GRAPHIC OMMITTED]

            Minimum offering                    Maximum Offering

 Value Subscription   Value share after   Value Subscription    Value share
 $5.00/share          offering            $5.00/share           after offering
 100%                 $0.30/share         100%                  $ 0.22/share
                       (Rounded)                                (Rounded)


                                                                Dilution 96%
                      Dilution 94%                              $4.78/Share
                      $4.70/Share

         In this offering dilution primarily arises because the original founders, who organized the corporation and the predecessor limited liability company, received shares or other ownership interests for intangible contributions to Prime which are difficult to value. As a result, there will not be a significant net worth per share prior to this offering and your cash subscription will, as a result, be "diluted" in value.

                            SELLING SECURITY HOLDERS
                            ------------------------

         In this offering none of the existing security holders are registering their shares, nor do any intend to sell shares pursuant to this registration statement. The current principal shareholders of the company hold 2,800,000 shares. If this offering is fully subscribed there will be an additional 150,000 registered shares issued. At some future date, one or more of the initial security holders may elect to attempt to sell their shares pursuant to a subsequent registration or a claimed exemption from registration. At present, the company has no plans to engage in any further registration beyond this current registration. Further, the existing shareholders holding unregistered securities would have to avail themselves of an exemption from registration to sell in the future, which exemption would, in most cases, not be available unless this registration is completed and a trading market is established for the shares so that the current principal shareholders could avail themselves of Rule 144, or similar exemption provisions, to engage in a future sale of their shares after a required holding period. See Risk Factors and Plan of Distribution as to the implications of potential future sales by affiliates.

                              PLAN OF DISTRIBUTION
                              --------------------

         Prime does not intend to employ the services of any underwriter or other broker/dealer to place or sell its securities. Prime believes it can place the limited amount of securities being offered by this registration through the efforts of a member of its own management group who will not be paid any consideration, commission or other compensation for his selling and placement efforts. Consequently, no provisions for commissions have been provided for in this prospectus. Should management determine, at any time, that it is necessary to sell this offering through the use of commissions to an underwriter, management will reserve the right to amend this registration and prospectus to reflect any such commission arrangements and to continue with the offering in accordance with all other terms and provisions.

         It is anticipated that Mr. Limpert will be primarily responsible for the efforts to sell the Prime shares in this offering to various business contacts and acquaintances through delivery of this prospectus. We cannot promise the offering will be sold, as management will only engage in these efforts as they deem necessary. Obviously, there is an indirect benefit to management, as principal shareholders, if the shares are sold in this offering as the management shareholders would most likely realize an increase in the value of their shares after this offering and potentially an active market for their shares.

         Mr. Limpert has been licensed on one prior occasion in Utah to act as an issuer/agent and will seek such designation in this offering.

         Each officer, director or affiliated persons may purchase shares in this offering for cash at the offering price without restriction. There is no limitation on the number of securities which may be purchased by these affiliated persons. In like manner, there is no obligation or commitment by any officer, director or affiliate to purchase any shares in this offering. All securities purchased by any officer, director, or person able to direct or influence the company as a control person will not be freely tradeable, but will be subject to restrictions on resales, and must be purchased for investment purposes requiring, in most instances, a holding period.

         The costs of this offering are estimated at $45,000, and include legal, accounting, filing or permit fees, printing and related distribution costs. These amounts are estimates but are believed reasonably accurate for the intended size of this offering. Funds paid for offering costs will limit the amount of net proceeds available for actual business purposes.

         Proceeds of the offering, up to the minimum amount, will be placed in a segregated subscription account under control of Prime and will not be employed for any business purposes of the company until or unless the minimum offering is sold within the offering term of 180 days from the date appearing on the face of this prospectus. If the minimum offering is not fully sold and collected within such offering period, then the offering will be terminated and all proceeds will be returned without deduction for costs or addition of any interest. Prime will obtain an address from each subscriber and will return all proceeds within ten days of the termination of the offering to that address. Any interest earned on the subscription account will be employed by Prime to pay for anticipated offering costs and return of subscription proceeds to investors.

         In the event of the close of the minimum offering, Prime will employ any additional proceeds of this offering upon receipt without further utilizing the subscription account.

         Prime reserves the right to close the offering at any time within the offering term of 180 days whenever the minimum offering proceeds have been received in the subscription account, even if less than the maximum offering has been sold. Factors which may influence Prime's decision to close the offering would be the effort required to continue sales and the rate at which subscriptions were obtained up to the minimum offering. In all events, the company will not sell more than the maximum offering and will close the offering at any time that the maximum amount has been sold. The Use of Proceeds Section reflects Prime's best present estimate of the use of proceeds in the event of either the minimum or maximum offering amount being received. The offering most likely will be closed at some point between the minimum and maximum and the use of proceeds will be adjusted accordingly, though no assurance is given or represented that such adjustment will be exactly pro rata to the percentage difference between the minimum and maximum offering.

          We intend this offering will be sold primarily to citizens of the State of Utah, based upon a coordination filing in that jurisdiction. Should Prime deem it appropriate, it may attempt to place its securities in one or more additional jurisdictions where the offered shares may be qualified or registered by coordination or similar rule or process. That is, Prime will be deemed to be qualified as a registered offering in those jurisdictions upon clearance of this registration with the SEC and a notice type filing in the appropriate state. If the offering is offered or sold in other jurisdictions, the offering must be registered or qualified under the applicable state law of that jurisdiction. Prime does not intend to register or qualify this offering in any other jurisdiction for sale unless such registration can primarily be achieved by coordination without the necessity of merit review or substantial additional disclosure requirements. However, should Prime elect to sell in any jurisdiction that imposes any additional disclosure requirements, they will be included in this offering as a supplemental disclosure.

         Prime has not secured a commitment to list or trade the securities being registered through any broker/dealer and there is no present assurance that a public market will exist for the securities, even in the event of a successful completion of this offering. Each prospective investor should consider the potential lack of a public market developing as a significant risk factor. Management will work to obtain the listing of the securities after or concurrently with this offering by one or more broker/dealers, but can give no warranty or assurance that they will be successful in such efforts.

         No shares of current management or original shareholders are being registered pursuant to this offering and no intent or obligation exists by Prime to currently register existing issued shares in any manner.

                                LEGAL PROCEEDINGS
                                -----------------

         We are not aware of any pending or threatened legal proceedings or claims in which we are involved.


                                 DIRECTORS, EXECUTIVE OFFICERS, OR CONTROL PERSONS
                                 -------------------------------------------------

---------------------------------------- ------------------------------------- -------------------------------------
NAME                                     POSITION                              CURRENT TERM OF OFFICE
---------------------------------------- ------------------------------------- -------------------------------------
Mr. Terry Deru*                          Director, CEO/ President/             Appointed         Director        in
                                                                               Organizational Minutes-April,  2002.
                                                                               Will  serve  as  a  Director   until
                                                                               first annual  meeting,  not yet set.
                                                                               Will  serve as an  officer  pursuant
                                         Chairman of the Board                 to leave of the Board of Directors.
---------------------------------------- ------------------------------------- -------------------------------------
Mr. Scott Deru*                          Director/V.P. Operations              Appointed         Director        in
                                                                               Organizational   Minutes   -  April,
                                                                               2002.  Will serve as Director  until
                                                                               first annual  meeting,  not yet set.
                                                                               Will service as an officer  pursuant
                                                                               to leave of the Board of Directors.
---------------------------------------- ------------------------------------- -------------------------------------
Mr. Andrew Limpert*                      Director/Treasurer/Secretary/ CFO     Appointed         Director        in
                                                                               Organizational   Minutes   -  April,
                                                                               2002.  Will serve as Director  until
                                                                               first annual  meeting,  not yet set.
                                                                               Will service as an officer  pursuant
                                                                               to leave of the Board of Directors.
---------------------------------------- ------------------------------------- -------------------------------------

* Mr. Scott Deru and Mr. Terry Deru are brothers. Mr. Limpert was not an owner of Prime LLC, but acted as an advisor to Prime LLC and has become a shareholder of Prime Resource, Inc.

MR. TERRY DERU - DIRECTOR , CEO/PRESIDENT, CHAIRMAN OF THE BOARD
Age:47

         Mr. Deru is currently an owner and consultant with Belsen Getty LLC. He also served in its predecessor form of operation as a corporation. Belsen Getty is a Salt Lake City, Utah based financial and retirement planning firm. The firm, or its predecessor, has been a licensed investment advisory firm with the SEC and Utah since 1984. Mr. Deru is a Certified Financial Planner and a Registered Financial Consultant. Mr. Deru has been with Belsen Getty since 1985. Mr. Deru will continue on a part-time affiliation with Belsen Getty while acting as the part-time officer of the Company. Mr. Deru also acts as a part-time CEO for Kinship Systems, Inc., a small public company which is not presently active.

Mr. Deru obtained a B.A. degree from the University of Utah in Salt Lake City, Utah, in finance in 1977 and an M.B.A. degree from that institution in 1979.


MR. SCOTT DERU - DIRECTOR, VICE-PRESIDENT OPERATIONS
Age: 41

         Mr. Deru has been employed full-time since 1982 as the Manager and principal officer of Fringe Benefits Analysts, LLC, one of the current subsidiary operating companies of Prime. In this capacity, he has primarily been engaged in creating and selling life, health and other insurance products for business clients of Prime, LLC, to now be known as Prime, Inc. In addition to his full-time services to Fringe Benefits Analysts, LLC he worked as a director of insurance for Care of Utah, Inc., developing insurance programs, primarily for the health care industry. Mr. Deru is a 1984 graduate of the University of Utah with a B.S. degree in finance from that institution. He is also a Registered Health Underwriter and a Registered Employee Benefit Consultant. He presently is also a licensed insurance consultant within the state of Utah.

MR. ANDREW LIMPERT - DIRECTOR/SECRETARY/TREASURER/CFO
Age:  32

         Mr. Limpert has been a financial and retirement planner associated with the Salt Lake based firm of Belsen Getty, LLC since 1998, but he is not a certified financial planner. In this capacity, Mr. Limpert has completed licensing requirements and testing prescribed by the State of Utah to be an investment advisor. Mr. Limpert plans to continue his full-time employment with Belsen Getty. Prior to that position, he worked with Pro Source Software of Park City, Utah as a software sales agent from 1993 to 1998. Mr. Limpert is assisting Prime on a limited as needed basis. Mr. Limpert also acts as a business and financial consultant to various small public and private companies. Mr. Limpert holds a B.S. degree in finance from the University of Utah in Salt Lake City, Utah in 1995 and an M.B.A. from Westminster College of Salt Lake City, Utah in 1998.

Remuneration of Directors & Officers
------------------------------------

Directors
---------

         No director will be provided remuneration for service in that capacity, but may be paid a stipend for attending meetings as future revenues may permit. It is anticipated Directors will receive $500 per Board Meeting.

Officers
--------

         Historically, the present officers in Prime, except for Mr. Limpert, acted as working members of Prime, LLC from inception. Mr. Limpert became a member in January, 2002. Prime LLC also had associated as a member Mr. William

Campbell, whose interest in Prime LLC was bought out by Prime LLC and transferred to Andrew Limpert prior to the organization of Prime, Inc., as more particularly described under "Description of Business". As previously indicated, Prime, LLC has as its wholly owned subsidiaries Belsen Getty, LLC and Fringe Benefits Analysts, LLC. These subsidiaries, in turn, pass through, as limited liability companies, all of their net earnings or losses to Prime, LLC, which then distributes or attributes earnings or losses pro rata to the ownership interest.

         Under the present organization of the company, it will not be possible for Prime corporation to simply pass through earnings derived from its operating subsidiaries. Alternatively, each of the principal officers, named above, will agree to serve the company for the following annual base salary: Mr. Terry Deru $240,000, Mr. Scott Deru $240,000 and Mr. Andrew Limpert $120,000, but increasing incrementally to $210,000 on October 1, 2002. The terms of this compensation are more fully set- out in a set of Board Minutes and concurrently executed three year employment agreements. Mr. Terry Deru and Mr. Scott Deru will also primarily serve Prime by continuing to act as a manager of the subsidiaries. Mr. Andrew Limpert will devote most of his time commitment to executive responsibilities of Prime. It is anticipated Mr. Scott Deru and Mr. Terry Deru will serve full-time in their responsibilities with the subsidiaries and discharge responsibilities to Prime on an as-needed basis.

Shares Held By Management and Certain Security Holders
------------------------------------------------------

         The following tables set forth the ownership, as of April 5, 2002, the corporate organizational date, of our common stock by each person known by us to be the beneficial owner of 5% or more of our outstanding common stock; by each of our directors; and by all executive officers and our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise may be noted.


-----------------------------------------------------------------------------------------------------------
Tile of Class        Name and Address of Owner         Amount owned        Percent of Total Common in
                                                          4/5/2002          the event Max. Off. Sold
                                                      (Organization Date)          (Rounded)
-----------------------------------------------------------------------------------------------------------
Common               Terry Deru
Stock                                                 1,000,000                      34%
-----------------------------------------------------------------------------------------------------------
Common               Scott Deru
Stock                                                 1,000,000                      34%
-----------------------------------------------------------------------------------------------------------
Common               Andrew Limpert
Stock                                                   750,000                      26%
-----------------------------------------------------------------------------------------------------------
Common               Officers and Directors as
Stock                a Group1                         2,750,000                      94%
-----------------------------------------------------------------------------------------------------------



         (1) Mr. Don Deru, the natural father of Terry and Scott Deru, owns 50,000 shares, or about 1.8% of the currently outstanding shares. There are no shareholders prior to this offering other than as listed above and Mr. Don Deru.

         There are currently no arrangements which would result in a change in our control. Prime has no warrants, options or other stock rights presently authorized.

                            DESCRIPTION OF SECURITIES
                            -------------------------

            The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

General
-------

         We are authorized to issue 50,000,000 shares of common stock with no par value per share. As of April 5, 2002, there were 2,800,000 restricted shares issued and outstanding. The company has only one class of shares, being its common shares. All shares of common stock outstanding are validly issued, fully paid and non-assessable. All currently issued shares of Prime were issued pursuant to an Organizational Meeting on April 5, 2002.

Voting Rights
-------------

          Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of the shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to any corporate act or action, except as otherwise provided by law.

Dividend Policy
---------------

          All shares of common stock will participate proportionally in dividends if our Board of Directors declares them out of the funds legally available. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. There can be no assurance that any dividends on the common stock will be paid in the future.

Miscellaneous Rights and Provisions
-----------------------------------

          Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference and preference of any outstanding shares of preferred stock as may be created.

Shares  Eligible  For  Future  Sale
-----------------------------------

       The 150,000 maximum shares of common stock to be registered by this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates", which may be limited by the resale provisions of Rule 144 under the Securities Act of 1933.

          In general under Rule 144, as currently in effect, any of our affiliates or other restricted shareholders may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us.

        Nonaffiliates who have held their restricted shares for one year may be able to sell under the foregoing conditions. Nonaffiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

                                    ........
          Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A would allow our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities. It is not anticipated Rule 144A will have any application to this offering.

                         INTEREST OF EXPERTS AND COUNSEL
                         -------------------------------

          Our counsel, Julian D. Jensen, PC, has passed upon the legal status of the company and our capacity to engage in this Registration. The firm has no interest in Prime. Our auditors, Carver, Hovey & Co. of Layton, Utah have prepared and opined upon the attached and incorporated audited financial statements. This firm has no interest in Prime and there are no material conflicts with the auditors.

                      DISCLOSURE OF COMMISSION POSITION ON
                  INDEMNIFICATION FOR SECURITIES ACT VIOLATIONS
                  ---------------------------------------------

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we may, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.

                   ORGANIZATION OF COMPANY IN LAST FIVE YEARS
                   ------------------------------------------

         As previously noted, Prime Resource, LLC has existed since 1998 to March 29, 2002 as a Utah limited liability company and operated exclusively through its two wholly owned subsidiary limited liability companies, Belsen Getty, LLC and Fringe Benefits Analysts, LLC. Prime converted to a corporate form of business on March 29th of 2002 largely in anticipation of the present public offering. Also, in 1998 Belsen Getty and Fringe Benefit Analysts converted from a corporate form to their present LLC form. As otherwise discussed in this Prospectus, the management of Prime Resource, Inc. will remain the same as its predecessor, Prime Resource, LLC, though differently designated. The two operating subsidiaries will continue with their existing business activities and management as described in this Prospectus.

                             DESCRIPTION OF BUSINESS
                             -----------------------

General
-------

          Prime Resource, as a corporate entity, was filed in Utah on March 29, 2002; however, essentially the same business purpose were engaged in by its predecessor entity, Prime Resource, LLC, a Utah limited liability company, organized in 1998. From 1985 to 1998, Belsen Getty and Fringe Benefits Analysts collaborated as independent corporations. In 1998 Prime LLC was organized as a parent and coordinating entity and the two operating companies also became wholly owned Limited Liability Companies of Prime, LLC and changed their business structure from corporations to limited liability companies owned by Prime LLC.

         In addition to the two principal owners of Prime LLC, a Mr. William Campbell owned a 23% interest until January 1, 2002 when Prime LLC purchased his interest for $100,000. The prior Campbell interest was assigned to Andrew Limpert on January 10, 2002 in consideration for the acknowledgment of Limpert's advisory and organizational services through the completion of this offering which were valued at $113,000. Mr. Don Deru, the father of Scott and Terry Deru, held a 4% interest in Prime LLC since inception and exchanged his interest in Prime LLC for a 1.8% sharehold interest in Prime.

         As limited liability companies, historically the revenues of Belsen Getty, LLC and Fringe Benefits Analysts, LLC have flowed through to its member and sole owner, Prime Resource, LLC. Within Prime Resource the revenues, after payment of all operating costs and wages and allowance for working capital reserves, were divided between Mr. Scott Deru, Mr. Terry Deru and Mr. William Campbell, in accordance with their limited liability ownership percentage, through December 31, 2001.

          It was determined upon incorporation of the Prime Resource, LLC that this form of compensation and revenue transfer will no longer be feasible and that the corporation will need to retain and report its income, if any, after salaries, overhead and other expenses as retained earnings. Further, Prime has now 0entered into an employment contract with its three principal officers, as generally described earlier under the outline of compensation and subsequently described under the Executive Compensation Section. In their respective capacities, they will be paid a fixed salary. Prime would then retain net earnings for further business and expansion purposes.

          Mr. Terry Deru, in addition to acting for Prime as its President and Chief Executive Officer, will also continue to act as the Manager and principal operator of Belsen Getty entity. Mr. Scott Deru will also devote a substantial majority of his time to the business affairs of Fringe Benefits Analysts and such other time as necessary as a corporate officer of Prime. It is anticipated that Mr. Limpert will then assume most of the day-to-day management responsibilities for Prime, as well as continuing with Belsen Getty as a consultant.

         Historically, over the past three years, Belsen Getty has contributed approximately 27% of the present revenues to Prime, LLC and Fringe Benefits Analysts has contributed the remaining 83% of net revenue to Prime, LLC. Prime, LLC, like the registrant Prime, Inc., is not anticipated to generate any independent sources of revenue or income other than that derived from its two operating subsidiaries as described above. All salaries and benefits in Belsen Getty and Fringe Benefits Analysts are and will be paid directly by Prime, both historically and prospectively.

Belsen Getty
------------

         Belsen Getty is a Utah financial management company offering the services of investment advisor, financial planning, pension retirement planning and general business consulting and planning for firms or individuals who may participate to the extent they deem appropriate in any of these financial products and services. Belsen Getty manages assets primarily under a fee based management system. Commission income is less than 5% of total revenues. Belsen Getty uses sophisticated modeling software to complete its investment advisory aspects of its services to clients who wish it to manage funds for various pension and retirement or other offered plans. In this capacity, Belsen Getty also acts as an investment advisory firm.

         Belsen Getty also has expertise in providing consulting services for retirement planning, pension and general business financing and planning.

         It is estimated that of the total revenues derived by Prime Resource in calendar year 2001 approximately 22 % of those revenues was contributed by the Belsen Getty entity, with the balance coming from Fringe Benefits Analysts.

         Belsen Getty offers to individuals retirement accounts, trust accounts, as well as creating 401(k) plans and other pension plans for corporate clients. These services may range from simple cash management to complex custom growth portfolio planning for wealthy individuals or businesses.

         Belsen Getty markets through several mediums. First, the firm has a sophisticated database for tracking services to clients, prospects and business associates. This tracking assures each client and prospect are contacted monthly by mail and at least quarterly by phone or in person. Second, prospects that go into this tracking system are located in several ways, such as referrals from existing clients, referrals from other business associates and referrals from Fringe Benefits Analysts, as well as direct mailing and educational seminars. To a limited extent, the firm currently engages in prospect mailings and may explore other media type advertising, depending upon the availability of proceeds from this offering.

         In 2001 Belsen Getty received gross revenues of approximately $449,000, but incurred a net loss of $369,800 which was accrued to Prime Resource.

         Belsen Getty is currently managed by Mr. Terry Deru and has seven full-time and one part-time employees.

Fringe Benefits Analysts
------------------------

         Fringe Benefits Analysts is primarily a diversified independent insurance broker which provides various lines of insurance, such as life, dental, disability, etc., as needed by its clients to fund various business, as well as employee related programs and plans. Fringe Benefits Analysts is also engaged to a more limited extent in rolling up and acquiring existing health care insurance agencies and/or their book of business.

         Fringe Benefits Analysts currently has seven full-time employees, one part-time employee and over twenty sub-agents who act as independent contractors in various insurance lines. Part of the proceeds being raised in this offering will be used to retain and recruit additional agents. Funding for anticipated future acquisitions will come from the anticipated acquisition reserves to be held by Prime.

         The total revenues in calendar year 2001 for Fringe Benefits Analysts were approximately $1,557,200 with net earnings of approximately $370,600.

Plan of Operation
-----------------

         o Acquisitions. In the event of the maximum offering, a substantial portion of net proceeds of the offering ( approximately $260,000 or 36%) would be available for acquisition by Fringe Benefits Analysts to acquire other insurance providers, or their policies and book of business.

         At whatever level the offering is closed, the following programs intended to create revenue and income growth, will be funded and implemented:

         o Enhancement of commission revenues. Management, primarily through the use of the FBA Advantage Program, will attempt to encourage current subagents to write all their insurance through Fringe Benefits Analysts. Proceeds of the offering will be used to contact existing agents with relationship to explaining and demonstrating this program.

         o Growth Core Business. Revenues will be expended to advertise and promote core business activities, including soliciting more agents to employ the advantages of the FBA Advantage Program whereby management fees for various programs are waived if multiple programs are purchased through Fringe Benefits Analysts.

         o Agent Recruiting. Management will use anticipated proceeds to recruit full-time agents and promote various advantages and economies which can be realized by agents being a full-time participant within a larger organization.

         o Complementary Business Practices. Prime will attempt to advertise and promote the "complete package" approach of comprehensive business and employee plan planning coupled with affiliated competitive insurance funding by proposing a one stop approach to such services.

Number of Persons Employed By Prime
-----------------------------------

         Prime currently has no full-time employees. Mr. Limpert acts as an advisor and Mr. Terry Deru as a part-time manager. As noted earlier, Mr. Scott Deru and Mr. Terry Deru will only devote so much of their time as they deem necessary and adequate to the discharge of general corporate affairs, but intend to devote most of their time to the day-to-day operations of the subsidiary income producing entities. It is intended that Mr. Andrew Limpert will primarily discharge the day-to-day affairs and reporting requirements required by Prime, such as maintaining current on filings required under the Securities and Exchange Act of 1934, tax and other governmental filings, and other management responsibilities related to the operation of its two subsidiary companies.

         Belsen Getty currently has seven full-time employees and one part-time employee. Approximately four of these employees are engaged in general office management and supervisory roles while the remainder of the employees are primarily engaged in marketing, implementation and servicing of the various financial and business planning services and administration provided for individuals, corporations, and 401(k) and other pension plans by the company. Mr. Terry Deru acts as the General Manager for this limited liability company and also is the principal officer in charge of the supervision and operation of the investment advisory services provided by Belsen Getty.

         Fringe Benefits Analysts currently has seven full-time employees and one part-time employee and twenty sub-agents who act as independent insurance contractors and agents. Of these individuals, approximately four are primarily devoted to day-to-day management of the operations of Fringe Benefits Analysts and the balance of the employees are primarily engaged in providing the actual placement, supervision and administration of insurance policies and claims. Mr. Scott Deru acts as the General Manager for the limited liability company and is primarily in charge of the approval and issuance of policies, coordination with

Belsen Getty and other general administrative services. Mr. Scott Deru acts as an assistant in these principal executive areas as an Assistant Manager. In the event of the successful completion of this offering, either as a minimum or maximum offering, Fringe Benefits Analysts would intent to expand the administrative staff by approximately one person and would intend to acquire an undetermined number of additional insurance sales agents.

         All salaries and other expenditures in both Belsen Getty and Fringe Benefits Analysts entities are accrued and paid by Prime.

Environmental Compliance
------------------------

         Prime and its operating subsidiaries are not deemed to be engaged in business endeavors which have significant environmental impacts or implications. To the extent necessary, Prime and its subsidiaries will comply with any necessary and required environmental regulations, but are not presently aware of any environmental regulations which have directly impacted their business or require direct regulatory compliance.

Special Characteristics and Risk Factors
----------------------------------------

         As briefly noted under the Risk Factors Section, Prime will continue in the event of the close of this offering to be substantially owned by its existing management group. As a result of this ownership, those purchasing shares in the offering should not have any reasonable expectation that they will be in a position to influence the election of directors, direction of the company or implement policy decisions through their share position and voting power.

         Further, the nature of financial planning and the collateral insurance services provided has historically been a direct contact business built substantially upon personal reputation and contacts. As a result, there will remain a risk that if the present management of the company does not continue their association with the company, that the company may not be able to continue to properly engage in its present business activities. Further, there remains a significant risk that even with the anticipated additional capital from this offering, this type of business may not be able to be expanded significantly through the infusion of capital due to the highly personal nature of the contacts required and the services to be provided.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS
                              ---------------------

Overview
--------

         Prime Resource, LLC, ("Prime" or "the Company") historically operated as a Utah limited Liability Company and is the hundred percent owner of Belsen Getty, LLC, (Belsen Getty), and Fringe Benefits Analysts, LLC, (FBA). Belsen Getty provided investment management, financial planning and pension and retirement planning for various individual and business clients. FBA primarily provided a business insurance provider of health, life, dental and disability insurance coverages. FBA was the principal insurance provider for the Prime originated plans. Also FBA has been active in effecting acquisitions of other insurance companies and/or their book of business. Belsen Getty and FBA concentrate their business activities within the state of Utah, although both have a limited number of clients throughout the Western United States. During the two year period ended December 31, 2001, Prime did not engage in any other direct business activities in addition to those conducted through its two wholly owned subsidiaries.

         On April 5, 2002 the Company was substantially reorganized as a Utah corporation with each prior member exchanging membership interest in Prime to an equivalent sharehold interest in the corporation. All of the attached and referenced accounting predates this reorganization. The subsidiary operating entities, Belsen Getty and FBA remain as wholly owned limited liability companies.

         Consistent with its historical and ongoing legal structure, the Company's operating segments have been and will continue to be aligned based on the nature of the products and services offered through the operating subsidiaries. These segments include:

         *     Asset Management - Belsen Getty
         *     Insurance Products - FBA
         *     Other -  Belsen Getty & FBA

Results of Operations
---------------------

Year ended December 31, 2001 compared to the year ended December 31, 2000
-------------------------------------------------------------------------

Revenues
--------

The Company's revenues, by reportable segment were as follows:

                                        Year Ended December 31st:
                                        -------------------------

                 Segment                  2001                 2000
                 -------                  ----                 ----
         Asset Management             $   449,031          $   707,537

         Insurance Products           $ 1,557,246          $ 1,498,016

         Other                        $    15,204          $     7,716
                                     --------------       --------------

                                      $ 2,021,481          $ 2,213,269

         Asset management revenues decreased $258,500, or 36.5 percent, compared to the prior year. The Company's revenues in the Asset Management segment are earned based on an agreed-upon percentage of the fair market value of investments under management and are calculated on a monthly basis. The average fee percentage on assets under management remained relatively consistent between the two years. Total financial advisory fees dropped in 2001 due to a substantial decrease in the average fair value of assets under management in the year 2001 versus 2000, caused by a general downturn in the value of marketable securities throughout the stock market. In addition, a former member of the Company and manager in Belsen Getty was terminated near the end of December of 2000. Certain Belsen Getty clients serviced by the former manager followed him to his new firm resulting in a decrease of fee revenues in 2001 of approximately $150,000.

         Insurance product sales increased $59,200 or 4.0 percent due primarily to insurance premium increases and the resultant commission increase.

         Income in the "Other" segment relates to interest and dividends on Company-wide investments and is higher in 2001 due to larger amounts invested in marketable securities and cash equivalents in 2001, as compared to 2000.

Operating Expenses
------------------

Total operating expenses increased $100,400 or 5.1 percent in 2001, compared to the prior year. The net increase was primarily due to increases in commission paid and compensation and benefits totaling $57,900 and $50,600, respectively, offset by an approximate $26,000 decrease in general and administrative expense. Compensation and benefits increased due to a one-time $100,000 compensation settlement paid to a former member in the first quarter of 2002, but accrued as of December 31, 2001. Commissions expense increased in 2001 compared to the prior year due to premium inflation and the resultant commission increases as well as the addition of new clients.

Three-month period ended March 31, 2002 compared to the three-month period ended March 31, 2001

Revenues

         The Company's sales, by reportable segment were as follows:

                       Three-months Ended March 31st
                    ---------------------------------
                    Segment                    2002                    2001
                    -------                    ----                    ----

         Asset Management                   $  89,987               $ 156,197

         Insurance Products                 $ 434,852               $ 418,578

         Other                              $     394               $   1,731


         Asset management revenues for the three-months ended March 31, 2002 decreased from the comparable prior three-month period due to a one-time commission earned in the first quarter of 2001 in connection with transferring management of a large pension account to an outside financial institution.

         Insurance product sales for the three-months ended March 31, 2002 increased from the prior comparable period due to higher volumes in 2002.

Operating Expenses
------------------

         Total operating expenses for the three-months ended March 31, 2002 increased by $60,200 or 12.1 percent from the comparable prior three-month period due to higher legal and accounting fees associated with the Company's reorganization and registration, partially offset by lower management salaries, resulting from the termination of a former member of the company.

Liquidity and Capital Resources

         Historically, the Company's primary source of capital has been cash provided from operating activities. Net cash provided from operating activities totaled $146,700 and $239,000 for the years ended December 31, 2001 and 2002, respectively. Although the Company recognized a net loss in 2001, the net loss included noncash depreciation charges of $42,744 and other noncash charges totaling $4,100. Cash flows from operations in 2001 were further enhanced by changes in other operating assets and liabilities, including receivables collected related to prior year revenues of approximately $47,000, and net expenditures of $97,300 accrued in 2001, yet paid in a subsequent period. Cash flows from operations in 2001 were also adjusted downward for noncash interest income on notes receivable from related parties totaling $8,100.

         Cash flows from operations for the year ended December 31, 2000 started with net income of $255,500 but was increased by noncash depreciation of $39,600, and decreased by $88,300, primarily due to paying liabilities in fiscal 2000 for expenditures incurred in 1999.

         Cash used in financing activities totaled $205,700 and $63,200 for the years ended December 31, 2001 and 2000, respectively. The increase in 2001, compared to 2000, related to loans to members totaling $140,000, and investments in marketable securities totaling $51,100. Cash was used in both 2001 ($18,900) and 2000 ($46,800) for the purchase of equipment and vehicles.

         Cash used in financing activities totaled $134,200 and $199,300 in fiscal years 2001 and 2000, respectively. Cash used in financing activities was comprised primarily of member distributions, but also included $17,600 in payments on a note payable to a member during fiscal year 2000.

Three-month period ended March 31, 2002 compared to the three-month period ended March 31, 2001
--------------------------------------------------------------------------------

         The Company used ($118,000) and generated $34,881 in cash from operations during the three-month periods ended March 31, 2002 and 2001, respectively. Cash used in operations in the first quarter of 2002 was negatively impacted by the settlement of wages paid to a former member in the amount of $100,000.

         Furthermore, during the first quarter of 2002, the Company was paid $140,000 in amounts due from members as of December 31, 2001 and advanced an additional $60,000 from those same members. The proceeds were used to satisfy a $200,000 obligation to a former member, which arose in connection with the former member's termination and distribution of the former member's equity in the Company.

The Offering
------------

         The Company does not believe it would need to complete this public offering to continue to meet the liquidity needs of the Company, based on the historical level of operations of the Company. However, management does not believe there is sufficient net revenues to fund meaningful growth of the Company. If successful with the offering of stock in connection with this registration statement, the Company intends to use the proceeds of the offering for the expansion of its business facilities and short-term marketing efforts as outlined n this offering. See Use of Proceeds.

         It is possible that the anticipated proceeds of this offering will not be sufficient to support any significant increase in revenues or income to the Company, in which event, future valuation of shares purchased by investors in this offering may not be enhanced. Each prospective investor should consider the possibility that revenues may not be significantly increased by the capital from this offering. See discussion of Risk Factors and Use of Proceeds.

Market Risks and Management Policies
------------------------------------

         Management is not aware of any particular market risk factors related to the Company's products and services, such as any specific environmental risks or other governmental regulation. Further, at the present time, the company does not have any foreign market or currency exposure. Fringe Benefits Analysts is subject to continuing regulations as an insurance carrier where it operates and certain principals of Belsen Getty are subject to regulation as investment advisors and licensed financial planners.

         The Company has historically had a policy of lending funds to owners and employees which may have a future adverse impact on capital or liquidity to the extent it may lower funds available for working capital, or a loss of capital in the event of default. To date no related party loan has defaulted and the company has earned what it believes to be reasonable market interest on all such loans. See "Related Party Transactions".

New Accounting Pronouncements
-----------------------------

         In June, 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141 (FAS 141), Business Combinations, and Statement No. 142 (FAS
142), Goodwill and Other Intangible Assets.

         FAS 141, effective June 30, 2001, required that all business combinations initiated after June 30, 2001 be accounted for under the purchase method of accounting; the use of the pooling-of-interests method of accounting is eliminated. FAS 141 also establishes how the purchase method is applied for business combinations completed after June 30, 2001. This guidance is similar to previous generally accepted accounting principles (GAAP); however, FAS 141 establishes additional disclosure requirements for transactions occurring after the effective date.

         FAS 142 eliminates amortization of goodwill associated with business combinations completed after June 30, 2001. During the transition period from July 1, 2001 through December 31, 2001, goodwill associated with business combinations completed prior to July 1, 2001 continued to be amortized through the income statement. Effective January 1, 2002, goodwill amortization expense ceased and goodwill will be assessed for impairment at least annually at the reporting unit level by applying a fair-value-based test. FAS 142 also provides additional guidance on acquired intangibles that should be separately recognized and amortized, which could result in the recognition of additional intangible assets, as compared with previous GAAP.

The Company has no business combinations prior to the issuance of FAS 141 or FAS 142, which resulted in the recognition of goodwill, accordingly, neither of these statements will have an effect on the current financial statements of the Company.

 There are other new accounting standards (such as FAS 143 on Accounting For Asset Retirement Obligations; and FAS 144 on Account for Impairment or Disposal of Long Lived Assets) which do not have present applications, but may be important to the Company's future operations and accounting.

                             DESCRIPTION OF PROPERTY
                             -----------------------

         Prime and its operating subsidiaries currently lease commercial space for their operations at 22 East First South, 4th Floor, Salt Lake City, Utah. Prime leases approximately 2,800 square feet with the remaining term of its existing lease being six months. The current gross monthly lease payment is $3,976 per month, which lease contains standard and customary lease escalators or cost pass throughs with the anticipation that the lease costs should increase by a factor of approximately 0% per year for the remaining term of the lease. In these facilities there are approximately five separate offices, a general utility room, reception area and conference room. These offices provide minimally adequate facilities to the present staff of Prime and its two operating subsidiaries. However, as noted above, Prime would anticipate, in the event of the successful completion of this offering, employing a portion of proceeds to relocate to larger facilities. It is estimated that ideally Prime, in the event that the offering is completed, could use facilities of approximately 3,500-4,000 square feet, being an approximate 25-53% increase over the existing leasehold area. Prime would anticipate that it could acquire such office space in the current market for an increased monthly rental expenditure of approximately $1,500 or 37.5%. Located at its present facilities are other miscellaneous personal property, primarily telephone communication and computer related equipment, having an estimated value of approximately $22,000.

         Total  monthly   direct  costs  of  operating   the  present   physical
facilities, including rent and all utilities and other overhead expenses are approximately $4,050 per month.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

         o To date none of the management has had any independent determination of the reasonableness or amounts of compensation or benefits, such as shares issued to management or salaries, and it is not likely there will be any independent review of such matters in the future as the management, the Board and the principal owners are substantially the same persons.

         o The Company has historically made and received loans and advances from owners and employees without independent Board review. As of December 31, 2001, there was approximately $15,600 owed to owners and employees by Prime; and approximately $258,800 owing by such owners and employees to Prime. Approximately $145,000 of the amounts owing to Prime by owners and employees have been discharged in 2002.

         o As noted previously, Mr. Scott Deru and Mr. Terry Deru will be required to make a reasonable allocation of their services between the present operating entity Fringe Benefits Analysts and those services which may be required directly by Prime as the parent company. There may exist some potential for conflict in the priority and allocation of time Resource between these entities as to these individuals.

         o Mr. Terry Deru will act as the Chief Executive Officer for Prime, but concurrently continue to act as a Manager for Belsen Getty. Again, there may exist some potential conflicts for the allocation of time Resource by this individual between the parent and subsidiary.

         o Each of the principal officers of Prime have received shares and interest in Prime based primarily upon the contribution of their prior intangible business interest in Prime LLC and other intangible assets which are not capable of exact evaluation. As a result, each of the present principal owners of Prime may be deemed to hold shares and interest in the company which were not determined through any arm's length transaction or independent determination of value.

         o The company is not aware of any further transactions which would require disclosure under this section by the company and any affiliated party.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
            --------------------------------------------------------

Market Information
------------------

          Our common stock is not traded on any exchange. We plan to seek a listing on the NASD sponsored Electronic Bulletin Board, OTCBB, once our registration statement has cleared comments of the Securities and Exchange Commission. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed.

Current Shareholders
--------------------

          As of April 5, 2002, there were four holders of record of our common stock as described in the management section.

Dividends
---------

          We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

                             EXECUTIVE COMPENSATION
                             ----------------------

HOURLY COMPENSATION, LONG TERM COMPENSATION

------------------------------ -------- ------------ --------- ---------------- -------------- -------------- --------- -----------

Name and Principal Position    Year     Salary(1)    Bonus2    Other Annual     Restricted     Securities     LTIP      Other3
                                                               Compensation      Stock         Underlying     Payouts   (Loans)
                                                                                Awards(s)      Options

------------------------------ -------- ------------ --------- ---------------- -------------- -------------- --------- -----------

Mr. Terry Deru,
President                      2001     $262,000        0         $65,000          0              0              0         $70,000
------------------------------ -------- ------------ --------- ---------------- -------------- -------------- --------- -----------

Mr. Scott Deru,,   Secretary   2001     $240,000        0         $65,000          0              0              0         $70,000
------------------------------ -------- ------------ --------- ---------------- -------------- -------------- --------- -----------

Mr. Andrew Limpert,
Treasurer                      2001     $118,000        0               0          0              0              0               0
------------------------------ -------- ------------ --------- ---------------- -------------- -------------- --------- -----------

         To date, directors have not been paid any compensation for attendance at Board of Directors meetings. It is anticipated that as soon as revenues would justify such expenditure, Directors will be paid a per diem payment of $500 for attending each Board of Directors meetings.

         (1) Historically, the principals of Prime Resource LLC have taken draws equal to a salary compensation of $240,000 per year in the case of Mr. Scott Deru, $240,000 for Mr. Terry Deru. Mr. Terry Deru received $262,000 in 2001, but will receive $240,000 in 2002. Mr. Limpert was paid fees of $118,000 per year, which will increase to $210,000 this year. The officers have decided under the new corporate structure of Prime Resource to fix their salaries at these levels as evidenced by an employment contract. If Prime is successful in completing this offering, the company may consider executive stock options or other incentive plans.

         (2) In addition to the foregoing salaries, Mr. Scott Deru and Mr. Terry Deru received a cash bonus distribution of $65,000 each in 2001.

         (3) In 2001 Mr. Terry Deru and Mr. Scott Deru each borrowed $70,000 from Prime. This amount was repaid in 2002 and an additional approximate $56,000 loaned to Prime by these individuals.

The company presently does not have any stock option or other warrant or stock option plan, but would deem it may adopt such a plan subsequent and in the event of the successful completion of this offering.

                              FINANCIAL STATEMENTS
                              --------------------

         You should read carefully all the information in this prospectus, including the financial statements and their explanatory notes as attached.

                   CHANGE IN ACCOUNTANTS AND ANY DISAGREEMENTS
                   -------------------------------------------

         Your  management  has  not  changed  its  independent   auditors  since
inception. Further, Prime has no conflict or disagreement with its current auditors concerning any accounting policies.

                                     PART II
                                     -------

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                     --------------------------------------

         Item 24. Indemnification of Officers & Directors. Prime indicates that it has normal and customary indemnification provisions under its By-laws and Articles of Incorporation, as well as those generally provided by Nevada law. It is believed these provisions would indemnify all officers and directors from any good faith mistake or omission in the performance of his or her duties including cost of defense. Such indemnity would not extend to intentionally wrongful acts including fraud, appropriation, self dealing or patent conflicts of interest. The Articles and By-Laws were being filed as Exhibit items.

         Item 25. Other Expenses of Issuance & Distribution. Prime does not know of any accrued or to be accrued expenses of issuance and distribution other than as outlined in the foregoing prospectus. The present estimates of offering expenses are incorporated as costs for registration, including: fees, legal, accounting, printing and miscellaneous in the aggregate amount of $35,000 as paid by the company.

         Item 26. Recent Sales of Unregistered Securities. Prime believes that in the body of this prospectus it has described all shares issued from the date of inception of Prime. In summary of that disclosure, Prime represents the only shares originally issued were to its founders and principals, Mr. Terry Deru, Mr.Scott Deru and Mr. Andrew Limpert. Mr. Don Deru, the father of Terry and Scott Deru, also received a limited number of shares. Subsequently all shares issued to them are the same shares set forth in the chart showing securities held by management and are deemed exempted transactions under section 4(2) of the Securities Act of 1933 as initial capital contributions. The following table summarized these transactions:


---------------------------------- ---------------- -------------------- ---------------- ---------------------------
                  Name/            Number of        Acquisition Date     Price per        Consideration
Shareholder                        Shares                                Share
---------------------------------- ---------------- -------------------- ---------------- ---------------------------
Mr. Terry Deru                                                                            Interest in Prime LLC,
  (Founder)                                                                               carry over value of LLC
                                    1 M              4/5/2002             $.07*            $70,000
---------------------------------- ---------------- -------------------- ---------------- ---------------------------
Mr. Scott Deru                                                                            Interest in Prime LLC,
  (Founder)                                                                               carry over value of LLC
                                    1 M              4/5/2002             $.07*            $70,000
---------------------------------- ---------------- -------------------- ---------------- ---------------------------
Mr. Andrew Limpert                                                                        Interest in Prime LLC and
  (Founder)                                                                               offering services valued
                                  750 K              4/5/2002             $.15*            at $113,000
---------------------------------- ---------------- -------------------- ---------------- ---------------------------
Mr. Don Deru                                                                              Predecessor LLC interest
                                   50 K              4/5/2002             $.07*            valued at $10,125
---------------------------------- ---------------- -------------------- ---------------- ---------------------------

*Shares valued at approximate net worth per share at time of organization based on March 31, 2002 Financial Statements (Unaudited), except for Mr. Limpert whose share valuation contains premium for continuing organizational services.

Item 27. Index of Exhibits:

Financial Statements for the year ending December 31, 2001 and 2000 (audited), and interim period ending March 31,2002 (unaudited).

 Exhibit Item 3 - Articles of Incorporation and By-Laws

 Exhibit Item 5 - Attorney Letter in re Legality

 Exhibit Item 10 - Assignment of LLC Interest to Limpert

                   Employment Contracts of Principal Employees

 Exhibit Item 23A - Consent of Experts - Carver, Hovey & Co. CPA's;

                                         Julian D. Jensen, P.C. Attorney at Law

         Item 28.  Undertakings.  The undersigned registrant hereby undertakes:

         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933. This includes:

                    a. For determining liability under the Securities Act, the issuer will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                     b. The issuer will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                (iv) To the extent this issuer requests acceleration of the effective date of the registration statement under Rule 461 under the Securities Act, it will include the following in the appropriate portion of the prospectus:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Salt Lake, State of Utah on May 16, 2002.

(Registrant)    Prime Resource, Inc.

         /s/ Terry Deru
         -----------------------------
By:          Terry Deru, Its President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

BY:    /s/ MR. TERRY DERU
       -----------------------------
            MR. TERRY DERU
(Title)     Director, CEO, President

(Date)      May 16, 2002


BY:    /s/ MR. SCOTT DERU
       ----------------------------------------
            MR. SCOTT DERU
(Title)     Director, Vice-President, Treasurer

(Date)      May 16, 2002


BY:    /s/ MR.ANDREW LIMPERT
       --------------------------------------------
           MR.ANDREW LIMPERT
(Title)    Director, CFO, Secretary, Vice-President

(Date)     May 16, 2002

                      PRIME RESOURCE, LLC AND SUBSIDIARIES

                              FINANCIAL STATEMENTS

                                      with

                      INDEPENDENT AUDITORS' REPORT THEREON

                     Years Ended December 31, 2001 and 2000


                                    CONTENTS

      Independent Auditors' Report                                                                F - 1
      Financial Statements:
                Consolidated Balance Sheets                                                       F - 2
                Consolidated Statements of Operations and Members' Equity                         F - 3
                Consolidated Statements of Operations and Comprehensive Income (Loss)             F - 4
                Consolidated Statements of Cash Flows                                             F - 5
                Notes to Consolidated Financial Statements                                      F-6 - F-11

2

                          INDEPENDENT AUDITORS' REPORT

To The Members

Prime Resource, LLC and subsidiaries

We have audited the accompanying consolidated balance sheets of Prime Resource, LLC and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and members' equity, consolidated operations and comprehensive income (loss), and consolidated cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Prime Resource, LLC and subsidiaries as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Carver Hovey & Co.
----------------------
    Carver Hovey & Co.
    Layton, Utah
    March 29, 2002


                      PRIME RESOURCE, LLC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                                          March 31,
ASSETS                                                             December 31,        December 31,        2002
                                                                      2001                2000          (unaudited)
                                                                    ---------          ---------         ---------
    Current Assets:
       Cash and cash equivalents                                    $  32,102          $ 225,321         $  48,023
       Accounts receivable                                             99,287            146,570           134,407
       Available-for-sale securities                                   50,125               --               6,837
       Current portion of notes receivable, related parties             3,763             20,000             3,763
                                                                    ---------          ---------         ---------
                                                                      185,277            391,891           193,030

    Property and equipment, net of accumulated depreciation
       of $112,433, $100,211 and $68,058 at March 31, 2002,
       December 31, 2001 and 2000, respectively                       131,283            167,216           125,829
    Other assets                                                        8,516              8,516             8,516
    Advances and notes receivable from related parties,
       excluding current portion                                      255,052             92,992           110,253
                                                                    ---------          ---------         ---------

                                                                    $ 580,128          $ 660,615         $ 437,628
                                                                    =========          =========         =========

LIABILITIES AND MEMBERS' EQUITY
    Current Liabilities:

       Trade accounts payable                                       $  16,659          $   5,706         $  59,878
       Accrued compensation, commissions and benefits                 228,567            141,806           116,152
       Member distribution payable                                    100,000               --                --
                                                                    ---------          ---------         ---------
                                                                      345,226            147,512           176,030

    Notes payable to related parties                                   15,579             14,905            69,401
                                                                    ---------          ---------         ---------

                                                                      360,805            162,416           245,431
                                                                    ---------          ---------         ---------

  MEMBERS' EQUITY

    Members' equity                                                   220,338            498,199           193,604
    Accumulated other comprehensive loss                               (1,015)              --              (1,407)
                                                                    ---------          ---------         ---------
                                                                      219,323            498,199           192,197
                                                                    ---------          ---------         ---------


                                                                    $ 580,128          $ 660,615         $ 437,628
                                                                    =========          =========         =========


                 See accompanying notes to financial statements


                      PRIME RESOURCE, LLC AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF OPERATIONS AND MEMBERS' EQUITY

                                                                                                Three months     Three months
                                                                                                   Ended            Ended
                                                                    Year Ended     Year Ended     March 31,        March 31,
                                                                    December 31,   December 31,     2002             2001
                                                                       2001          2000        (unaudited)      (unaudited)
                                                                    -----------    -----------    -----------    -----------
REVENUES
    Commissions                                                     $ 1,557,246    $ 1,498,016    $   434,852    $   418,578
    Investment advisory fees                                            449,031        707,537         89,988        156,197
    Interest and dividends                                               15,204          7,716          3,278          1,731
                                                                    -----------    -----------    -----------    -----------
                                                                      2,021,481      2,213,269        528,118        576,506


EXPENSES
    Commissions                                                         538,510        480,565        125,192        128,104
    Compensation and benefits                                         1,130,418      1,079,865        383,440        279,584
    General and administrative                                          230,205        256,405        120,913         48,068
    Occupancy and equipment                                             115,575        100,122         25,967         32,222
    Interest                                                                674            662            175            169
    Depreciation                                                         42,744         40,150         12,165          8,111
                                                                    -----------    -----------    -----------    -----------

                                                                      2,058,126      1,957,769        667,852        496,258
                                                                    -----------    -----------    -----------    -----------

NET INCOME (LOSS)                                                       (36,645)       255,500       (139,734)        80,248


MEMBERS' EQUITY, at beginning of period                                 498,199        424,465        220,338        498,199

    Member contribution                                                    --             --          113,000           --
    Member distributions                                               (241,216)      (181,766)          --             --
                                                                    -----------    -----------    -----------    -----------


MEMBERS' EQUITY, at end of period                                   $   220,338    $   498,199    $   193,604    $   578,447
                                                                    ===========    ===========    ===========    ===========


                 See accompanying notes to financial statements


                      PRIME RESOURCE, LLC AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

                                                                                       Three months     Three months
                                                                                          Ended            Ended
                                                          Year Ended       Year Ended    March 31,        March 31,
                                                          December 31,     December 31,   2002             2001
                                                             2001             2000      (unaudited)      (unaudited)
                                                           -----------    -----------   -----------    -----------
REVENUES
    Commissions                                            $ 1,557,246    $ 1,498,016   $   434,852    $   418,578
    Investment advisory fees                                   449,031        707,537        89,988        156,197
    Interest and dividends                                      15,204          7,716         3,278          1,731
                                                           -----------    -----------   -----------    -----------
                                                             2,021,481      2,213,269       528,118        576,506


EXPENSES
    Commissions                                                538,510        480,565       125,192        128,104
    Compensation and benefits                                1,130,418      1,079,865       383,440        279,584
    General and administrative                                 230,205        256,405       120,913         48,068
    Occupancy and equipment                                    115,575        100,122        25,967         32,222
    Interest                                                       674            662           175            169
    Depreciation                                                42,744         40,150        12,165          8,111
                                                           -----------    -----------   -----------    -----------

                                                             2,058,126      1,957,769       667,852        496,258
                                                           -----------    -----------   -----------    -----------

NET INCOME (LOSS)                                              (36,645)       255,500      (139,734)        80,248


OTHER COMPREHENSIVE INCOME -

    Net unrealized loss on securities available for sale         1,015           --             392           --
                                                           -----------    -----------   -----------    -----------


TOTAL COMPREHENSIVE INCOME (LOSS)                          $   (37,660)   $   255,500   $  (140,126)   $    80,248
                                                           ===========    ===========   ===========    ===========


                 See accompanying notes to financial statements


                      PRIME RESOURCE, LLC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             Three months     Three months
                                                                                                 Ended            Ended
                                                            Year Ended        Year Ended        March 31,       March 31,
                                                            December 31,      December 31,        2002            2001
                                                              2001              2000          (unaudited)      (unaudited)
                                                             ---------        ---------        ---------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                        $ (36,645)       $ 255,500        $(139,734)       $  80,248
    Adjustments to reconcile net income (loss) to
      net cash provided by operations:
       Depreciation                                             42,744           39,536           12,165            8,563
       Noncash compensation                                      2,409             --            113,000             --
       Loss on disposal of assets                                  980             --               --               --
       Interest expense on borrowings from member                  674             --               --               --
       Interest income on loans to related parties              (8,113)            (759)            --               (586)
       Changes in operating assets and liabilities:
          Trade and other accounts receivable                   47,283           25,324          (35,120)          27,698
          Accounts payable                                      10,559          (22,788)          43,162              755
          Accrued liabilities                                   86,762          (57,836)        (112,415)         (26,987)
                                                             ---------        ---------        ---------        ---------

       Net cash provided by (used in) operating activities     146,653          238,977         (118,942)          89,691
                                                             ---------        ---------        ---------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

    Purchases of equipment                                     (18,865)         (46,741)          (6,654)          (7,273)
    Loans to related parties                                  (155,650)         (36,427)            --           (140,000)
    Principal payments from related party notes receivable        --               --            144,799             --
    Collections on loans to related parties                     20,000           20,000             --             20,000
    Proceeds from securities available for sale                   --               --             49,733             --
    Investment in securities available for sale                (51,141)            --             (6,837)            --
                                                             ---------        ---------        ---------        ---------

       Net cash provided by (used in) investing activities    (205,656)         (63,168)         181,041         (127,273)
                                                             ---------        ---------        ---------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

    Payments on note payable to a member                          --            (17,567)            --               --
    Notes payable to members                                      --               --             53,822             --
    Member buy-out                                                --               --           (100,000)            --
    Distributions to members                                  (134,215)        (181,765)            --               --
                                                             ---------        ---------        ---------        ---------

       Net cash used in financing activities                  (134,215)        (199,332)         (46,178)            --
                                                             ---------        ---------        ---------        ---------

NET INCREASE (DECREASE) IN CASH                               (193,219)         (23,523)          15,921          (37,582)

CASH AT BEGINNING OF PERIOD                                    225,321          248,844           32,102          225,321
                                                             ---------        ---------        ---------        ---------

CASH AT END OF PERIOD                                        $  32,102        $ 225,321        $  48,023        $ 187,739
                                                             =========        =========        =========        =========

SUPPLEMENTAL DISCLOSURE OF
     CASH FLOW INFORMATION

    Cash paid for interest                                   $    --          $   1,337        $    --          $    --
                                                             =========        =========        =========        =========

SUPPLEMENTAL DISCLOSURE OF NONCASH
     INVESTING AND FINANCING ACTIVITY

    Accrual of distribution payable to a former member       $ 100,000        $    --          $    --          $    --
    Distribution of a portion of a note receivable from a
      related entity to members                                  7,000             --               --               --

    Unrealized loss on securities available for sale             1,015             --                392             --

                 See accompanying notes to financial statements

                      PRIME RESOURCE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Organization and Business Activity

Prime Resource, LLC, (The Company) is a Limited Liability Company and 100 percent owner of Belsen Getty, LLC, (Belson Getty), and Fringe Benefits Analysts, LLC, (FBA), with offices in Salt Lake City and Layton, Utah, respectively. Belsen Getty is a fee-only financial management firm, providing investment advice to high-wealth individuals and employee groups in connection with company retirement plans. FBA sells group and employee benefit products, primarily health insurance, to employers and individuals throughout Utah.

Reorganization

Effective December 31, 2001, the Company entered into a settlement agreement involving the transfer of the membership interest from a former member to current and remaining members of the Company. The agreement required the Company to acquire the former owner's membership share in the Company in exchange for $100,000. The agreement further required the Company to pay compensation to the former member in 2001, also in the amount of $100,000. Such compensation expense is reflected in salaries and wages in the accompanying statement of operations for the year ended December 31, 2001. A total obligation of $200,000 for amounts payable to the former member in connection with the reorganization is reflected in the accompanying consolidated balance sheet as of December 31, 2001. The acquisition of the former member's share had no other effect on the recorded assets and liabilities of the Company.

Basis of Financial Presentation

The accompanying consolidated financial statements include the accounts of Prime Resource, LLC, and its wholly owned subsidiaries, Belsen Getty, LLC and Fringe Benefits Analysts, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles of the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures as of the date of the balance sheet and revenues and expenses for the period. Actual results could significantly differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of checking and money market accounts. For purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

                      PRIME RESOURCE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
---------------------------------------------------------------

Available for Sale Securities

Available for sale securities are recorded at fair value. Unrealized holding gains or losses on available for sale securities are reported as a separate component of member's equity until realized. A decline in the market value of the securities below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. Reinvested dividends increase the basis of the related investments.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of depreciable assets as follows:

                                                                       Years
                                                                       -----

                  Automobiles                                             5
                  Furniture & equipment                                   7
                  Computer software & equipment                         3-5

Income taxes

The Company is taxed similar to a partnership. Accordingly, the accompanying consolidated statements of operations do not reflect provisions for income taxes, inasmuch as such income tax liability is the responsibility of the individual members.

Revenue Recognition

Fees from the provision of investment advice are typically billed and earned based on a percentage of the fair values of the investment portfolios under management, as of the beginning of each calendar month.

Revenues, in the form of commissions, are recognized in the period for which the related insurance premiums apply. Commissions from insurance sales, are generated from both in-house and independent agent sales. Total commissions are split between the Company and its independent agents, as negotiated on a case-by-case basis.

                      PRIME RESOURCE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

NOTE 2 - SECURITIES AVAILABLE FOR SALE
--------------------------------------

Securities available for sale are comprised of investments in mutual funds. The amortized cost of securities available for sale and the gross unrealized loss on such securities at December 31, 2001, totaled $51,140 and $1,015, respectively. Dividends realized and reinvested in 2001 totaled $1,140. There were no investments in marketable securities, other than cash equivalents, during the year ended December 31, 2000.

NOTE 3 - PROPERY AND EQUIPMENT
------------------------------

Property and equipment and related accumulated depreciation at December 31 consists of the following:


                                             2001                  2000
                                       ----------------     -----------------
Furniture and equipment                       $ 87,893              $ 77,672
Computer equipment and software                 39,290                30,702
Vehicles                                       104,368               127,353
                                       ----------------     -----------------
                                               231,551               235,727
Accumulated Depreciation                      (100,211)              (68,059)
                                       ----------------     -----------------
                                             $ 131,340             $ 167,668
                                       ================     =================

NOTE 4  -   EMPLOYEE BENEFIT PLAN
---------------------------------

The Company has a defined contribution 401(K) plan and profit sharing plan. All employees who meet certain minimum requirements are eligible to participate in the plan. Employees may make contributions to the plan limited to the lesser of 15 percent of compensation or $7,000. Company contributions under both the 401(K) and profit sharing provisions of the plan are also discretionary. The Company's expense from contributions to the plan totaled $23,425 and $19,490, for 2001 and 2000, respectively.

NOTE 5 -  SEGMENT INFORMATION
-----------------------------

Information as to the operations of the Company's different business segments is set forth below. Segments are identified based on the nature of the products and services offered. The Company's reportable segments are asset management, insurance products and other. The asset management segment includes investment portfolio management services provided by Belson Getty. The insurance products segment includes employee health insurance brokerage services provided by FBA. Certain headquarters functions are included in the "other" segment. Income on Company-wide savings and investments is also included in "other".

                      PRIME RESOURCE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

NOTE 5 -  SEGMENT INFORMATION (CONTINUED)
-----------------------------------------

The Company's segments use the same policies as those described in the "Summary of Significant Accounting Policies". The Company has no intersegment revenues or expenses and the intercompany accounts were eliminated.


                                   Asset Management                    Insurance Products
                            -------------------------------       ------------------------------

                                    Dec. 31,       Dec. 31,              Dec. 31,       Dec. 31,
                                      2001           2000                  2001          2000
                            -------------------------------       ------------------------------
Revenues                           $ 449,031      $707,537           $ 1,557,246    $ 1,498,016
Expenses                             816,310       836,449             1,186,614      1,092,935
                            -------------------------------       ------------------------------

Net Income (Loss)                 $ (367,279)    $(128,912)            $ 370,632      $ 405,081
                            ===============================       ==============================


                                 Other                             Consolidated
                            -------------------------------       ------------------------------

                                    Dec. 31,       Dec. 31,              Dec. 31,       Dec. 31,
                                      2001           2000                  2001          2000
                            -------------------------------       ------------------------------

Revenues                            $ 12,707      $  7,716           $ 2,018,984    $ 2,213,269
Expenses                              52,705        28,385             2,055,629      1,957,769
                            -------------------------------       ------------------------------

Net Income (Loss)                   $(39,998)     $(20,669)          $   (36,645)   $   255,500
                            ===============================       ==============================



The Insurance Products segment had three significant customers, ranging from approximately 14 to 43 percent of total 2001 commissions revenues, and 17 to 45 percent total commission revenue in 2000.

Expenditures for long-lived assets were $21,777 and $46,740 for the years ended December 31, 2001 and 2000, respectively. All company assets are held in the United States of America. Assets held by each segment for the years ended December 31, 2001 and 2000 as follows:
                                          2001                2000
                                ----------------     ----------------
Asset Management                      $  32,026            $  65,537
Insurance Products                       42,553               11,908
Other                                   159,941              158,281
                                ----------------     ----------------
                                      $ 234,520            $ 235,726
                                ================     ================

                      PRIME RESOURCE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------

The carrying amount of certain financial instruments in the accompanying consolidated financial statements including: cash and cash equivalents, trade receivables, accounts payable, and accrued liabilities, approximate fair value due to the short-term nature of the instruments. The carrying value of notes receivable also approximate fair market value due to the short-term maturity of the notes or floating interest rates that approximate current market rates.

Securities  available  for sale at  December  31, 2001 and 2000 are set forth in
Note 2.

NOTE 7 - RELATED PARTY TRANSACTIONS
-----------------------------------

Notes receivable

The Company had notes receivable from employees and members totaling $258,815 and $112,992 as of December 31, 2001 and 2000, respectively. The accompanying consolidated statements of cash flows provide further information regarding investing activities with related parties.

Amounts due from employees and members were subject to the accrual of interest income at rates ranging from 4.5 to 4.9 percent. Interest income on amounts due from related parties totaled $8,113 in 2001 and $759 in 2000.

Note payable

The Company was indebted to a member, under a note payable, in the amounts of $15,579 and $14,905, as of December 31, 2001 and 2000, respectively. The note bears interest at 4.5 percent and is due on demand.

NOTE 8 - LEASE COMMITMENTS
--------------------------

The Company leases certain office space under agreements classified as operating leases. The space is leased from two entities that had certain common owners to those of the Company. Rent expense, under such leases, totaled $110,935 and $96,260 for the years ended December 31, 2001 and 2000, respectively.

In connection with the settlement agreement discussed in Note 1, effective December 31, 2001, the remaining members of the Company divested themselves of their ownership interest in Brownstone Associates, L.L.C., one of the two related entities the Company leased office space from during 2001 and 2000.

                      PRIME RESOURCE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

NOTE 8 - LEASE COMMITMENTS (CONTINUED)
--------------------------------------

Future minimum payments required under all noncancellable lease agreements as of December 31, 2001 are as follows:

                     Year ended

                    December 31,

                    2002             $ 102,294
                    2003                72,765
                    2004                12,734
                                     -----------

                    Total            $ 187,793
                                     =========

NOTE 9 - SUBSEQUENT EVENT
-------------------------

In January of 2002, the Company and its members granted a 26 percent membership interest to an employee of the Company valued at $113,000, as an inducement to remain with the Company and for services to be rendered in connection with a planned reorganization, registration and offering of company stock.

In March of 2002, the Company was paid approximately $144,000 in amounts due from members as of December 31, 2001 and advanced an additional $56,000 from those same members. The proceeds were used to satisfy a $200,000 obligation to a former member, which arose in connection with such member's termination.